Exhibit 99.1

Press Release March 16, 2017	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Provides First Quarter 2017 Guidance and

Announces First Quarter 2017 Cash Dividend Increase

FORT WAYNE, INDIANA, March 16, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided first quarter 2017 earnings guidance in the range of $0.77 to $0.81 per diluted share, compared to prior year first quarter earnings of $0.26 per diluted share and sequential fourth quarter 2016 earnings of $0.08 per diluted share, which included non-cash goodwill and asset impairment charges of $0.31 per diluted share and debt refinancing and repayment charges of $0.04 per diluted share.  Excluding these items, the company’s adjusted fourth quarter 2016 earnings were $0.43 per diluted share.

First quarter 2017 profitability from the company’s steel operations is expected to meaningfully increase in comparison to sequential fourth quarter 2016 results, based on both higher shipments and metal spread expansion.  First quarter 2017 average steel product pricing is expected to increase, more than offsetting the additional expense derived from higher ferrous scrap costs.  The anticipated higher earnings are driven by the company’s flat roll operations, as demand remains strong and customer inventory levels continue to be positioned at historically low levels.  The company continues to believe that current and anticipated macroeconomic and market conditions are in place to benefit the domestic steel industry in the coming year.  The construction and automotive sectors remain strong, and the energy sector has begun to strengthen.

First quarter 2017 profitably for the company’s metals recycling platform is also expected to improve compared to the sequential fourth quarter, based on higher ferrous scrap demand and metal spread expansion from increased domestic steel mill utilization.

In what is typically a seasonally lower demand timeframe, strong demand for the company’s fabricated steel joist and deck products is an indicator that the non-residential construction market is continuing a positive growth trend.  First quarter 2017 earnings from the company’s fabrication business are expected to improve based on increased shipments, which are anticipated to more than offset metal spread compression.

Cash Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.1550 per common share, an 11% increase over the company’s 2016 quarterly rate.  The dividend is payable to shareholders of record at the close of business on March 31, 2017, and is payable on or about April 10, 2017.

“We are pleased that our board of directors took this action, based on our confidence in the current and anticipated future strength of our cash flow generation capability and strong financial position.  Our ability to consistently generate strong cash flow throughout all market cycles has clearly been demonstrated,” stated Mark D. Millett, President and Chief Executive Officer. “This performance is derived from our low, highly variable cost structure and diversified, value-added product offerings.  We have also continued to repurchase shares of our common stock during the first quarter 2017.  We believe these actions reflect the strength of our capital structure and liquidity profile, and the continued optimism and confidence in our future prospects.”

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com: Investors: SEC Filings.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500